UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): June 19, 2008
AMERICA FIRST TAX EXEMPT INVESTORS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	000-24843	47-0810385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1004 Farnam Street, Suite 400, Omaha, Nebraska		68102
(Address of principal executive of fices)		(Zip Code)
Registrant’s telephone number, including area code: (402) 444-1630
Not applicable
(Former name, former address and former fiscal year, if applicable)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 19, 2008, America First Tax Exempt Investors, L.P., a Delaware limited partnership (the “Registrant”), exercised its right of first refusal to acquire all of the Puttable Floating Option Tax-Exempt Receipts (the “P-Floats”) issued through the Registrant’s tender option bond financing arrangement with Merrill Lynch Capital Services, Inc. Under this financing program, the Registrant had, from time to time, placed some of its tax-exempt mortgage bonds (the “Financed Bonds”) into trusts maintained by State Street Bank and Trust Company, National Association as trustee (the “Trusts”). The Trusts issued the P-Floats to unaffiliated institutional investors and subordinated residual interest securities (known as “RITES”) to the Registrant. The Registrant received the net proceeds from the sale of the P-Floats and applied these proceeds to acquire additional tax-exempt mortgage bonds and other investments consistent with its investment policies and for other partnership purposes.
     As the holder of the RITES, the Registrant has a call option on the P-Floats which allows the Registrant to collapse the Trusts at any time. The Registrant has exercised its right to acquire the P-Floats in anticipation of a refinancing of its current financing arrangement through a similar tender option bond financing program. The aggregate purchase price of the P-Floats is approximately $65.1 million. The Registrant expects to enter into a bridge loan agreement on June 26, 2008, that will allow it to meet the P-Float purchase obligation. Upon acquisition of the P-Floats, the Registrant will own 100% of the beneficial interests in each Trust and will have the right to terminate the Trusts and reacquire the Financed Bonds. The Registrant expects to then place the Financed Bonds into similar trusts under a new tender option bond financing program and to use the proceeds realized from such new financing program to pay the bridge loan used to acquire the P-Floats. The Registrant expects to enter this new tender option bond financing arrangement with another lender on or before July 3, 2008. Both the bridge loan agreement and the new tender option bond financing agreement will be between the Registrant and Bank of America, N.A. (or a Bank of America affiliate). The Registrant, however, has not yet entered into a definitive agreement with Bank of America with respect to a new tender option bond financing arrangement and does not expect to do so until the closing date for such financing, if any.
     The Registrant expects to lower its cost of borrowings and increase the amount of cash available for distribution to holders of its Beneficial Unit Certificates by replacing its existing financing under the Merrill Lynch P-Float program with a new tender option bond financing arrangement with Bank of America. The Registrant’s cost of borrowings under the Merrill Lynch P-Float program has increased significantly since late 2007 due to credit rating downgrades at Merrill Lynch. It is expected that the cost of borrowings under a replacement financing facility with Bank of America will reduce the Registrant’s cost of borrowing to more historical levels and result in significant interest savings to the Registrant.
     There is no affiliation between the Registrant, on the one hand, and Merrill Lynch, State Street Bank National Association or Bank of America, N.A. on the other hand.

Item 9.01 Financial Statements and Exhibits.
     99. Press Release, dated June 25, 2008, issued by Registrant announcing termination of Merrill Lynch P-Float financing and anticipated refinancing with new tender option bond financing with Bank of America, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 25, 2008

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

By:	America First Capital Associates Limited Partnership Two, its general partner

By:	The Burlington Capital Group LLC, its general partner

By:	/s/ Michael J. Draper Michael J. Draper, Chief Financial Officer